SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

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SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue

Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING

May 10, 2004

To the Stockholders of

Saga Communications, Inc.

      Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 10, 2004, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1) To elect directors for the ensuing year and until their successors are elected and qualified.

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 14, 2004

      Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue

Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders

May 10, 2004

INTRODUCTION

      This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. on behalf of the board of directors to be used at the Annual Meeting of Stockholders to be held on May 10, 2004, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 30, 2004, will be entitled to vote. The stock transfer books will not be closed. The approximate date on which the proxy statement and accompanying proxy card will first be mailed to the stockholders is April 14, 2004.

      Stockholders attending the meeting may vote by ballot. However, since many stockholders may be unable to attend the meeting, the board of directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the meeting.

      Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

      Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director.

      The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

      As of March 30, 2004, we had outstanding and entitled to vote 18,446,555 shares of Class A Common Stock and 2,360,370 shares of Class B Common Stock (the Class A and Class B Common Stock collectively, the “Common Stock”). In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect twenty-five percent, or two, of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining four directors.

      If you withhold your vote with respect to the election of the directors, your shares will be counted for purposes of determining a quorum. However, votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect. If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange (“NYSE”) rules. The election of directors is considered a routine matter under the NYSE rules, so your bank or broker will have discretionary authority to vote your shares held in street name on those items. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will have no effect on the outcome of the election of directors.

      In some instances we may deliver only one copy of this proxy statement and the 2003 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2003 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Chief Financial Officer at 313-886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Common Stock, as of March 30, 2004, for (i) our Chief Executive Officer and our other most highly compensated executive officers, (ii) each of our directors, (iii) all of our current directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, MI 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown held by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes shares of Common Stock underlying options held by such person that are exercisable within 60 calendar days of March 30, 2004, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 30, 2004.

	Number of Shares				Percent of Class

Name	Class A		Class B		Class A	Class B

Kristin Allen	5,309		0		*	n/a
Donald Alt	31,164	(1)	0		*	n/a
Catherine A. Bobinski	145,888	(1)	0		*	n/a
Brian Brady	1,361	(1)	0		*	n/a
Samuel D. Bush	309,036	(1)	0		1.6%	n/a
Edward K. Christian	1,635		3,041,481	(2)	*	100%
Jonathan Firestone	19,835		0		*	n/a
Steven J. Goldstein	560,482	(1)	0		3.0%	n/a
Warren S. Lada	346,451	(1)	0		1.8%	n/a
Marcia K. Lobaito	157,981	(1)	0		*	n/a
Robert J. Maccini	4,289	(1)	0		*	n/a
Gary Stevens	6,243	(1)	0		*	n/a
All directors and officers as a group (12 persons)	1,583,674	(3)	3,041,481	(2)	8.0%	100%
Ronald Baron	3,282,300	(4)	0		17.8%	n/a
David L. Babson & Company Inc.	1,244,079	(5)	0		6.7%	n/a
Columbia Wanger Asset Management, L.P.	1,122,900	(6)	0		6.1%	n/a
Loomis Sayles & Co., L.P.	932,015	(7)	0		5.1%	n/a
Morgan Stanley	1,003,918	(8)	0		5.4%	n/a
T. Rowe Price Associates, Inc.	2,268,350	(9)	0		12.3%	n/a

*	Less than 1%.

(1)	Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 30, 2004: Ms. Allen, 5,039 shares; Mr. Alt, 2,084 shares; Ms. Bobinski, 142,980 shares; Mr. Brady, 1,361 shares; Mr. Bush, 304,011 shares; Mr. Goldstein, 351,261 shares; Mr. Lada, 336,572 shares; Ms. Lobaito, 149,354 shares; Mr. Maccini, 1,927 shares; and Mr. Stevens, 6,243 shares.

(2)	Includes 679,476 shares of Class B Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 30, 2004.

(3)	Includes an aggregate of 1,301,102 shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 30, 2004.

(4)	According to their most recent joint Schedule 13G on file with the SEC, Mr. Baron, Baron Capital Group, Inc. (“BCG”) and Baron Capital Management, Inc. (“BCM”) have sole voting and dispositive power with respect to 20,000 shares. Mr. Baron and BCG have shared voting power with respect to 3,219,300 shares and shared dispositive power with respect to 3,262,300 shares; BAMCO, Inc. has shared voting power with respect to 2,908,700 shares and shared dispositive power with respect to 2,938,700 shares; BCM has shared voting power with respect to 310,600 shares and shared dispositive power with respect to 323,600 shares; and Baron Asset Fund has shared voting and dispositive power with respect to 1,776,700 shares. The principal address is 767 Fifth Avenue, New York, NY 10153.

(5)	According to its most recent Schedule 13G on file with the SEC, David L. Babson & Company Inc. has sole voting power with respect to 1,236,629 shares, shared voting power with respect to 7,450 shares and sole dispositive power with respect to 1,244,079 shares. The principal address is One Memorial Drive, Cambridge, MA 02142-1300.

(6)	According to their most recent joint Schedule 13G on file with the SEC, Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc., and Columbia Acorn Trust have shared voting and dispositive power with respect to 1,122,900 shares, 1,122,900 shares, and 992,000 shares, respectively. The principal address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(7)	According to its most recent Schedule 13G on file with the SEC, Loomis Sayles & Co., L.P. has sole voting power with respect to 726,115 shares and sole dispositive power with respect to 932,015 shares. The principal address is One Financial Center, Boston, MA 02111.

(8)	According to its most recent Schedule 13G on file with the SEC, Morgan Stanley has shared voting and dispositive power with respect to 1,002,118 shares. The principal address is 1585 Broadway, New York, NY 10036.

(9)	These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. (which owns 1,454,200 shares, representing 7.9% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to their most recent joint Schedule 13G on file with the SEC, Price Associates and T. Rowe Price Small Cap Value Fund, Inc. have sole voting power with respect to 744,200 and 1,454,200 shares, respectively, have sole dispositive power with respect to 2,268,350 and 0 shares, respectively, and have no shared voting or dispositive power. The principal address is 100 E. Pratt Street, Baltimore, MD 21202.

ELECTION OF DIRECTORS

      The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the four persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

      All nominees are members of the present board of directors. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the board may select. Kristin Allen, who has served as a director since 1997, has notified us that she will not stand for re-election at the Annual Meeting due to a new policy adopted by her employer, Credit Suisse First Boston Corporation, which prohibits her from serving as a director of any public-owned company.

The Board recommends a vote “FOR” each of the following nominees.

Principal Occupation During
Name and Age	the Past Five Years	Director Since

Directors to be elected by holders of Class A Common Stock:
Jonathan Firestone, 59	Marketing consultant since 2000; President and Chief Executive Officer of BBDO Minneapolis and director of BBDO, North America (advertising agency) from 1988 to 1999.	December 1992
Brian Brady, 45	President and Chief Executive Officer of Northwest Broadcasting and Eagle Creek Broadcasting since 1995 and 2002, respectively.	August 2002
Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Donald Alt, 58	Broadcasting investor, Chairman of Forever Broadcasting since 1996; Chief Financial Officer of Keymarket Radio Companies from 1984 to 1996.	July 1997
Edward K. Christian, 59	President, Chief Executive Officer and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
Robert J. Maccini, 45	President, Signal Ventures Associates, Inc. d/b/a Media Services Group, Inc. (a media broker) since 1989.	March 2001
Gary Stevens, 64	Managing Director, Gary Stevens & Co. (a media broker) since 1986.	July 1995

CORPORATE GOVERNANCE

      We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our board of directors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

      In February 2004, our board of directors adopted Corporate Governance Guidelines which, along with the charters of the board’s committees, provide the framework under which we are governed. Also in February 2004, the board adopted revised charters for the Finance and Audit Committee, and the Compensation Committee, in order to satisfy the new listing standards of the NYSE and the new rules of the SEC. In March 2004, the board adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters of both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations” page of our website at www.sagacommunications.com, and will be provided free of charge to any shareholder upon written request to our Secretary at our corporate headquarters.

      We are a “controlled company” under the NYSE’s new corporate governance listing standards because more than 50% of the combined voting power of our common stock (Class A and Class B shares) is held by Edward K. Christian, our Chairman and President. As such, we have elected to take advantage of certain exemptions from the NYSE’s corporate governance standards, and therefore we are not required: (i) to have a majority of our directors be “independent,” (ii) to have our Compensation Committee be comprised solely of independent directors, and (iii) to have a Nominating/Corporate Governance Committee which is comprised solely of independent directors.

Board of Directors

     Director Independence

      Our board has determined that Kristin Allen, Donald Alt, Brian Brady and Jonathan Firestone are “independent” directors within the meaning of the rules of the NYSE, based on the board’s application of the standards of independence set forth in our Corporate Governance Guidelines.

     Board Meetings; Presiding Director

      Our board of directors held a total of four meetings during 2003. All directors attended at least 75% of the total number of meetings of the board and any committees of the board on which he or she served during 2003. None of the directors other than Mr. Christian attended last year’s annual stockholders’ meeting. The directors are not required to attend our annual stockholder meetings. The board has designated the chairman of the Finance and Audit Committee as the director to preside at regularly scheduled non-management executive sessions of the board.

     Communications with the Board

      Stockholders may communicate with the board of directors or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attn: Presiding Director (or any individual director). The Chief Financial Officer or the corporate Secretary will receive the correspondence and forward it to the presiding director or to any individual director or directors to whom the communication is directed. The Chief Financial Officer and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for board attention, such individuals are authorized to direct such communication to the appropriate department. For example, stockholder requests for materials or information will be directed to investor relations personnel.

     Board Compensation

      Prior to July 2003, each director who is not an employee received fees equivalent to $4,000 per year, plus $1,000 for each Board or committee meeting attended in person and $200 for each telephonic meeting attended. In addition, the chairpersons of each committee receive the equivalent of $500 per quarter. Effective July 2003, we increased the annual retainer for our non-employee directors to $10,000 per year, with all other compensation amounts remaining the same. Under our 1997 Non-Employee Directors Stock Option Plan, options are granted to the directors in lieu of these fees. On the last business day of January of each year, each eligible director is automatically granted an option to purchase that number of shares of our Class A Common Stock equal to the amount of compensation payable to the director, divided by the fair market value of the Class A Common Stock on the last trading day of the December immediately preceding the date of grant less $.01 per share. The options are immediately vested and exercisable at an exercise price of $.01 per share and may be exercised for a period of 10 years from the date of grant. Directors may elect to receive life insurance premiums in lieu of their compensation. Mr. Firestone is the only director to make such election and, as a result, we paid life insurance premiums on his behalf in the amount of $16,992 in 2003. Directors may elect to receive health insurance in addition to their fees. Messrs. Alt and Stevens are the only directors to make such election. Directors who are employees receive no additional compensation for serving as directors or attending board or committee meetings.

Corporate Governance Guidelines

      Our Corporate Governance Guidelines, along with the charters of the board’s committees, provide the framework under which we are governed. The Guidelines address the functions and responsibilities of our board of directors and provide a consistent set of principles for the board members and management to follow while performing their duties. The Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance listing requirements of the NYSE. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;

•	the duties and responsibilities of the board of directors and management;

•	regular meetings of the independent directors;

•	how persons are nominated by the board for election as directors;

•	limitations on board service;

•	the principles for determining director compensation;

•	the organization and basic function of board committees;

•	the annual compensation review of the CEO and other executive officers;

•	the board’s responsibility for maintaining a management succession plan;

•	director access to senior management and the ability of the board and its committees to engage independent advisors; and

•	the annual evaluation of the performance of the board and its committees.

Code of Business Conduct and Ethics

      Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Code addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code, as well as any waivers granted to any director or executive officer, will be disclosed on our website.

Board Committees and Their Functions

      Our board of directors has a Finance and Audit Committee and a Compensation Committee. In addition to being available on our website, the charters of the Finance and Audit Committee and the Compensation Committee are attached as appendices to this proxy statement.

Finance and Audit Committee

      The members of the Finance and Audit Committee are Ms. Allen and Messrs. Alt, Brady and Firestone. Mr. Alt is the Chairman of the Committee. The board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC and the listing standards of the NYSE. The board has designated Mr. Alt and Ms. Allen as “audit committee financial experts” as that term is defined in the SEC rules. The Finance and Audit Committee is responsible for retaining and overseeing our independent auditors and approving the services performed by them, and for overseeing our financial reporting process, accounting principles and our system of internal accounting controls. The Committee is also responsible for overseeing our legal compliance and ethics programs. The Committee will be responsible for overseeing our internal audit function, once it is established. The Finance and Audit Committee operates under the revised written charter adopted by the board of directors in February 2004, which is included as Appendix A to this proxy statement. The Finance and Audit Committee held five meetings in 2003. See the “Report of the Audit Committee” below.

Compensation Committee

      The Compensation Committee currently consists of Ms. Allen and Messrs. Alt, Brady, Firestone, Maccini and Stevens. Mr. Firestone is the Chairman of the Committee. Messrs. Maccini and Stevens were appointed to the Committee in February 2004. The Compensation Committee is responsible for reviewing certain of our compensation programs and making recommendations to the board of directors with respect to compensation for our chief executive officer, executive officers, and our directors. The Compensation Committee is also responsible for administering our stock plans, except to the extent that such responsibilities have been retained by the board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock plans. This Committee operates pursuant to the revised written charter adopted by the board of directors in February 2004, which is included as Appendix B to this proxy statement. The Compensation Committee held four meetings in 2003. See the “Report of the Compensation Committee” below.

Director Nomination Process

      The board of directors does not have a nominating committee. Rather, due to the size of the board as a whole and the board’s desire to be involved in the nomination process, the board as a whole identifies and evaluates each candidate for director, and will recommend a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Consideration of Director Nominees

      In evaluating and determining whether to recommend a person as a candidate for election as a director, the board considers the qualifications set forth in our Corporate Governance Guidelines, which include relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies; independence pursuant to the guidelines set forth in the Corporate Governance Guidelines; and an ability and willingness to devote sufficient time to carrying out their duties and responsibilities as directors.

      Identifying Director Nominees; Consideration of Nominees of the Stockholders

      The board may employ a variety of methods for identifying and evaluating director nominees. The board regularly assesses the size of the board, the need for particular expertise on the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director which may come to the board’s attention through current board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.

      The board will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for the 2005 Annual Meeting.” Following verification of the stockholder status of persons recommending candidates, the board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the board.

FINANCE AND AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

      Our management is responsible for the preparation, presentation and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee’s responsibility is generally to monitor and oversee these processes.

      In the performance of its oversight function, the Committee:

•	Reviewed and discussed our audited financial statements for the year ended December 31, 2003 with our management and our independent auditors;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and discussed the independent auditors’ independence with them;

•	Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

      Although Mr. Alt has been designated as an “audit committee financial expert” as that term is defined in the SEC rules, the members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. As a result, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures. In addition, the Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact independent.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Finance and Audit Committee:

Donald Alt (Chair), Kristin Allen, Brian Brady and Jonathan Firestone

COMPENSATION COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

Overview

      The Compensation Committee is comprised of non-employee members of the board of directors. The responsibilities of the Committee include reviewing our management compensation programs and making recommendations to the board of directors with respect to compensation.

      The Committee believes that in order to maximize stockholder value we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management compensation program is to both reward short-term performance and motivate long-term performance in such a way that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in our ownership, although no specific target level of equity holdings has been established by the Committee.

Executive Compensation Program

      In order to meet these objectives, our executive compensation program consists of three primary components: salary, bonuses, and stock options. The Committee reviews the annual compensation for the senior executives named in the Summary Compensation Table and the station managers (the “executives”). Salaries are established for each executive officer on the basis of the scope of responsibility and accountability within the company, and take into account publicly available compensation levels for comparable positions in the entities which comprise the peer group used for the Performance Graph set forth below (the “Peer Group”). The Committee attempts to set compensation levels approximating the compensation rates of comparable positions in the Peer Group, while recognizing individual performance and budgeted operating profits. Bonuses for the executives are determined based on the Committee’s judgment of our operating profitability, growth in revenues and profits and overall financial condition, and the individual executive’s contribution to these results.

      Grants of stock options are a major part of our long-term incentive strategy. The Committee believes that options provide executives with an economic stake in our future parallel to that of the stockholders.

      On the basis of the factors described above and the Committee’s subjective judgment of each officer’s performance, none of which factors are given specific numerical weighting, the Committee set the salaries, bonuses and stock option grants of the executives, including the President and Chief Executive Officer. The compensation of the senior executives was determined based on our overall performance, including our stock performance compared to our Peer Group. The Committee intends to reevaluate its compensation policies on an annual basis.

      In 1998 options were granted to Messrs. Christian, Bush and Lada based on a five year plan whereby the total number of options that would normally have been granted over the period 1998 to 2003 were granted in 1998. In addition to the historic five year vesting period that would have been normal for prior grants, these options require that a target stock price representing minimally accepted annual stock price growth be attained and maintained for a period of five consecutive days. It is believed that this structure will assure that these three members of the management team are directly tied to stockholders interests, mainly growing the stock price. The stock price target has been attained and maintained for the 5 day period. As a result, 100% of these options have now vested.

      In 2003 the Committee applied this option compensation policy to all of its executive officers in granting options to Messrs. Christian, Bush, Lada and Goldstein, and Mesdames Lobaito and Bobinski. The total number of options granted reflects the amount that would normally have been granted over the period 2003 to 2008. In addition to the historic five year vesting period, these options require that a target stock price representing minimally accepted annual stock price growth be attained and maintained for a period of ten consecutive days, or an average of such target stock price be attained and maintained for a period of twenty consecutive days. The stock price target has not yet been attained and maintained for the required period, nor have the options reached the initial vesting period. As a result, none of these options have yet vested.

CEO Compensation

      In 2003, our most highly compensated executive officer was Edward K. Christian, President and Chief Executive Officer. Mr. Christian received salary of $500,000 in 2003 and a bonus of $425,000. In 2003, Mr. Christian also was granted an option to purchase 339,343 shares of our Class B Common Stock at an exercise price of $19.22 per share, subject to a five year vesting period and the attainment and maintenance of a minimum target stock price.

      In determining the 2003 bonus paid to Mr. Christian, the Committee took into account our financial performance in 2003 and the criteria discussed above. During the year ended December 31, 2003, our net revenue increased by 5.7% over the year ended December 31, 2002. Operating income decreased by 1.1% and net income for the year ended December 31, 2003 was $13.9 million compared to $14.0 million for the year ended December 31, 2002. Set forth below is a chart summarizing our operating results over the past three fiscal years.

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Net operating revenue	$121,297	$114,782	$103,956
Operating income	28,565	28,877	21,785
Net income	13,884	13,955	8,565

      Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million that are not performance-based are disallowed for publicly-traded companies. In order to qualify some or all of the bonus portion of the Chief Executive Officer’s compensation package as performance-based compensation within the meaning of Section 162(m), the board adopted the Chief Executive Officer Annual Incentive Plan effective beginning in 2000. However, the board, in its discretion, may also award bonuses to Mr. Christian which are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code. With respect to Mr. Christian’s bonus under the Plan in 2003, $112,500 qualified as performance-based compensation and the remaining $312,500 did not.

Compensation Committee:

Jonathan Firestone (Chair), Kristin Allen, Donald Alt, Brian Brady,
Robert J. Maccini and Gary Stevens

COMMON STOCK PERFORMANCE

      Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 of our Class A Common Stock against the cumulative total return of the AMEX Market Value Index and a Peer Group selected by us consisting of the following radio and/or television broadcast companies: Arbitron Inc., Beasley Broadcast Group Inc., Citadel Broadcasting Corp., Clear Channel Communications Inc., Cox Radio Inc., Cumulus Media Inc., Walt Disney Co., Emmis Communications Corp., Entercom Communications Corp., Entravision Communications Corp., Fisher Communications Inc., Interep National Radio Sales Inc., Jefferson Pilot Corp., Journal Communications Inc., Radio One Inc., Radio Unica Communications Corp., Regent Communications Inc., Saga Communications, Inc., Salem Communications Corp., Sirius Satellite Radio Inc., Spanish Broadcasting System Inc., Univision Communications Inc., Viacom Inc., Westwood One Inc. and X M Satellite Radio Holdings Inc. The graph and table assume that $100 was invested on December 31, 1998, in each of our Class A Common Stock, the AMEX Market Value Index and the Peer Group and that all dividends were reinvested. On January 20, 2004, we began listing of our Class A Common Stock on the New York Stock Exchange. The information contained in this graph shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

Comparison of Five-Year Cumulative Total Return

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Saga Communications	$100.0	$123.5	$90.7	$126.2	$144.8	$141.2

AMEX Stock Market (US Companies)	$100.0	$131.9	$122.9	$113.9	$93.1	$126.0

Self-Determined Peer Group	$100.0	$123.9	$98.4	$86.7	$68.3	$94.2

      The comparisons in the above table are required by the SEC. This table is not intended to forecast or to be indicative of any future return on our Class A Common Stock.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation for the years ended December 31, 2003, 2002 and 2001 for our Chief Executive Officer and our other most highly compensated executive officers.

Summary Compensation Table

					Long-Term
					Compensation
					Awards

		Annual			Securities
		Compensation			Underlying
					Options (in	All Other
Name and Principal Position	Year	Salary	Bonus		Shares)(1)	Compensation(2)

Edward K. Christian	2003	$500,000	$425,000		339,343	$2,968
President and Chief Executive Officer	2002	436,435	731,119	(3)	0	2,948
	2001	395,859	811,235	(3)	18,542	3,310

Steven J. Goldstein	2003	313,808	80,000		149,278	1,863
Executive Vice President and Group	2002	312,769	80,000		30,610	1,825
Program Director	2001	307,000	75,000		26,962	2,288

Warren S. Lada	2003	257,500	30,000		144,215	1,535
Senior Vice President-Operations	2002	234,423	30,000		0	1,452
	2001	214,231	25,000		14,755	1,622

Samuel D. Bush	2003	255,000	30,000		141,272	1,452
Senior Vice President and Chief	2002	229,423	30,000		0	1,355
Financial Officer	2001	204,904	25,000		13,876	1,458

Marcia K. Lobaito	2003	120,500	17,500		53,213	789
Vice President, Corporate	2002	110,462	17,500		14,967	727
Secretary and Director of	2001	104,981	15,000		14,544	662
Business Affairs

Catherine A. Bobinski	2003	117,500	17,500		51,800	634
Vice President, Controller,	2002	108,731	17,500		14,162	585
Chief Accounting Officer	2001	104,981	15,000		14,544	567

(1)	Amounts in 2002 and 2001 restated to reflect five-for-four stock split effective June 15, 2002.

(2)	Consists of life insurance premiums or payments in lieu thereof in 2003, 2002 and 2001.

(3)	Includes bonus of $306,119 in 2002 and $386,235 in 2001 to forgive 20% of a loan from us and federal and state income tax liabilities related to such loan.

Option Grants in Last Fiscal Year

      The following table sets forth certain information relating to options granted during the year ended December 31, 2003, to the individuals named in the Summary Compensation Table above.

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	% of			Stock Price
	Securities	Total			Appreciation for
	Underlying	Options Granted			Option Term(2)
	Options	to Employees	Exercise	Expiration
Name	Granted(1)	in 2003	Price ($/sh)	Date	5%	10%

Edward K. Christian	339,343	34%	$19.22	06/02/2013	$4,101,759	$10,394,663
Steven J. Goldstein	149,278	15%	19.22	06/02/2013	1,804,376	4,572,643
Warren S. Lada	144,215	14%	19.22	06/02/2013	1,743,178	4,417,555
Samuel D. Bush	141,272	14%	19.22	06/02/2013	1,707,605	4,327,406
Marcia K. Lobaito	53,213	5%	19.22	06/02/2013	643,204	1,630,006
Catherine A. Bobinski	51,800	5%	19.22	06/02/2013	626,125	1,586,724

(1)	Granted to the named executive officers on June 2, 2003 pursuant to the pursuant to our 2003 Employee Stock Option Plan (the “Option Plan”). The options become exercisable in 20% increments on March 1, 2004, 2005, 2006, 2007 and 2008, respectively, provided that the fair market value of Class A Common Stock attains $30.95 per share (subject to adjustment for stock splits, stock dividends or other similar change in the common stock) on or before June 2, 2008 and either (i) remains at or above such value for 10 consecutive trading days, or (ii) averages at or above such value for a period of 20 consecutive trading days. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.

(2)	Potential Realizable Value is based on the assumed growth rates for the ten-year option term in accordance with rules of the SEC. 5% annual growth results in a stock price per share of $31.31 and 10% results in a stock price per share of $49.85. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

Aggregated Option Exercises and Fiscal Year End Option Values

      The following table sets forth certain information with respect to options exercised during the year ended December 31, 2003, by the individuals named in the Summary Compensation Table and unexercised options to purchase our Common Stock granted to the individuals named in the Summary Compensation Table above.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options
			December 31, 2003(1)		at December 31, 2003(3)
	Shares Acquired	Value
Name	on Exercise(1)	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward K. Christian	80,000	$682,400	326,227	353,249	$2,648,022	$59,657
Steven J. Goldstein	0	0	132,198	219,063	$758,408	$171,303
Warren S. Lada	0	0	181,291	155,281	$1,616,847	$47,473
Samuel D. Bush	0	0	152,332	151,679	$1,213,053	$44,646
Marcia K. Lobaito	0	0	62,665	86,689	$401,358	$83,407
Catherine A. Bobinski	0	0	58,012	84,968	$334,874	$83,407

(1)	Reflects five-for-four stock splits effective July 31, 1995, April 30, 1996, April 1, 1997, May 29, 1998, December 15, 1999 and June 15, 2002.

(2)	Value realized is equal to the difference between the option exercise price and the fair market value of our Class A Common Stock at the date of exercise, multiplied by the number of options exercised.

(3)	Value is equal to the difference between the option exercise price and the closing price of our Class A Common Stock reported on the American Stock Exchange on December 31, 2003 of $18.53, multiplied by the number of options held.

Employment Contract

      Mr. Christian has an employment agreement with us which expires in March 2009. The agreement provides for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The annual base salary under the agreement was $500,000 per year effective January 1, 2003 and $512,500 per year effective January 1, 2004. The agreement also provides for annual cost of living adjustments. The agreement provides that he is eligible for annual bonuses and stock options to be awarded at the discretion of the board of directors. The agreement provides that Mr. Christian’s aggregate compensation in any year may not be less than his average aggregate annual compensation for the prior three years unless his or our performance shall have declined substantially. The agreement may be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any 18 month period. In addition, we may terminate the agreement for cause and Mr. Christian may terminate the agreement at any time after the sale of all or substantially all of the our assets or upon our the merger if the we are not the surviving entity.

      The agreement provides that upon our sale or transfer of control, Mr. Christian’s employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment. For the three years ended December 31, 2003, his average annual compensation, as defined by the employment agreement, was approximately $867,000.

      The agreement provides that Mr. Christian’s bonuses would be paid in accordance with the Chief Executive Officer Annual Incentive Plan. However, the board, in its discretion, may also award bonuses to Mr. Christian that are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

      The agreement contains a covenant not to compete restricting Mr. Christian from competing with us in any of our markets during the term of the agreement and for a three year period thereafter.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

WITH DIRECTORS AND MANAGEMENT

Acquisition of Stations from Affiliates of Directors

      In April 2003, we acquired an FM radio station (WINQ-FM) in the Winchendon, Massachusetts market for approximately $290,000 plus an additional $500,000 if within five years of closing we obtain approval from the FCC for a city of license change. The radio station was owned by a company in which Robert Maccini, a member of our board of directors, has a 26% beneficial ownership interest and is an officer and director of, which was disclosed to our Board prior to its approval of the transaction. Mr. Maccini did not participate in voting on this transaction when it came before the board. The purchase price was determined on an arm’s length basis. We began operating this station under the terms of a Time Brokerage Agreement on February 1, 2003.

Commissions Paid to Affiliates of Directors

      In March 2004, in connection with our acquisition of the Minnesota News and Farm Networks for approximately $3,250,000, a company controlled by Gary Stevens, a member of our board of directors, received a brokerage commission of approximately $122,000 from the seller.

Repurchase of Stock

      In August 2003, we repurchased 80,000 shares of our Class A Common Stock from Mr. Christian for $1,527,200. The repurchase was made pursuant to our stock buy-back program previously approved by our board of directors.

Other Transactions

      In March 2003, we entered into an agreement of understanding with Surtsey Productions, Inc. whereby we have guaranteed up to $1,250,000 of the debt incurred by Surtsey Productions, and its subsidiary Surtsey Media, LLC, in closing the acquisition of a construction permit for KFJX-TV station in Pittsburg, Kansas. Surtsey Productions, Inc. is a multi-media company 100%-owned by Dana Raymant, the daughter of Mr. Christian, our President, Chief Executive Officer and Chairman. At December 31, 2003 there was $1,060,000 outstanding under this agreement. In consideration for the guarantee, a subsidiary of Surtsey Productions has entered into various agreements with us relating to the station, including a Shared Services Agreement, Technical Services Agreement, Agreement for the Sale of Commercial Time, Option Agreement and Broker Agreement. We do not have any recourse provision in connection with our guarantee that would enable us to recover any amounts paid under the guarantee, other than as provided in our various agreements. We pay fees under the agreements of $4,000 per month plus reimbursement of expenses actually incurred in operating the station. The station, a new full power Fox affiliate, went on the air for the first time on October 18, 2003. Under the FCC’s ownership rules we are prohibited from owning or having an attributable or cognizable interest in this station.

      Surtsey Productions owns the assets of television station KVCT in Victoria, Texas. We operate KVCT under a TBA with Surtsey Productions. Under the FCC’s ownership rules, we are prohibited from owning or having an attributable or cognizable interest in this station. Under the 16-year TBA, we pay Surtsey Productions fees of $2,000 per month plus reimbursement of expenses actually incurred in operating the station. In January 2003 we prepaid future expenses due under the TBA of $25,000. This amount was repaid in full in March 2003.

      Surtsey Productions leases office space in a building owned by us and paid us rent of approximately $33,000 during the year ended December 31, 2003.

INDEPENDENT AUDITORS

      The Finance and Audit Committee has selected Ernst & Young LLP to be our independent auditors for the fiscal year ending December 31, 2004. Ernst & Young LLP has been our independent auditors since 1986. The Finance and Audit Committee appoints the independent auditors annually, and also reviews and pre-approves audit and permissible non-audit services performed by Ernst & Young LLP, as well as the fees paid to Ernst & Young LLP for such services.

      Before appointing Ernst & Young LLP as our independent auditors to audit our books and accounts for the fiscal year ending December 31, 2004, the Finance and Audit Committee carefully considered that firm’s qualifications as our independent auditors. In its review of non-audit services and its appointment of Ernst & Young LLP, the Committee also considered whether the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

      Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

      The firm of Ernst & Young LLP has advised us that neither it nor any of its members has any direct financial interest in us as a promoter, underwriter, voting trustee, director, officer or employee.

Fees Paid to Ernst & Young LLP

      The following table presents the fees paid by us for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2002 and 2003.

Fee Category	2002 Fees	2003 Fees

Audit fees	$203,100	$275,706
Audit-related fees	29,900	92,607
Tax fees	60,579	254,334
All other fees	—	—

Total fees	$293,579	$622,647

     Audit Fees

      Audit fees were for professional services rendered for the audit of our consolidated financial statements and reviews of the interim consolidated financial statements included in quarterly reports.

     Audit-Related Fees

      Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

     Tax Fees

      Tax fees were professional services for federal, state and local tax compliance, tax advice and tax planning.

Policy for Pre-Approval of Audit and Non-Audit Services

      The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

      The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our insiders were complied with during 2003.

OTHER MATTERS

      Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS FOR 2005 ANNUAL MEETING

      Stockholder proposals that are intended to be presented, and stockholder recommendations of nominees for directors to be elected, at our 2005 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 15, 2004, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2005 Annual Meeting must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 9, 2005. All proposals should be directed to the Secretary, and should be sent certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. If the date for the 2005 Annual Meeting is significantly different than the first anniversary of the 2004 Annual Meeting, our bylaws and SEC rules provide for an adjustment to the notice periods described above. We expect the persons named as proxies for the 2005 Annual Meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a stockholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before February 28, 2005.

      Under our bylaws, stockholders who intend to nominate candidates for election as a director at the 2005 Annual Meeting must submit a notice of such intent. The notice must be received not less than 90 days prior to the Annual Meeting (unless notice of the meeting is given less than 40 days prior to the meeting, in which case the stockholder’s notice must be received not later than 10 days following the date the notice of the meeting was mailed). The notice should contain the information required by our bylaws and be sent to Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, Attention: Secretary, via certified mail, return receipt requested in order to avoid confusion regarding dates of receipt.

EXPENSE OF SOLICITING PROXIES

      All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the board by telephone, telegram or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By order of the Board of Directors,

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan

April 14, 2004

APPENDIX A

SAGA COMMUNICATIONS, INC.

FINANCE AND AUDIT COMMITTEE CHARTER

Purpose

      The primary purpose of the Finance and Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the oversight of (i) the Company’s accounting and financial reporting principles and procedures, (ii) the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (iii) the Company’s systems of internal auditing and financial controls, (iv) the annual independent audit of the Company’s financial statements, (v) the Company’s legal compliance and ethics programs as may be established from time to time by management and the Board, and (vi) the evaluation of the independence of the outside auditors. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the outside auditors (subject, if applicable, to stockholder ratification). In addition, the Committee shall act as the Company’s qualified legal compliance committee (“QLCC”).

      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel or other advisors to advise the Committee. The Board and the Committee are in place to represent the Company’s stockholders. Accordingly, the outside auditors are ultimately accountable to the Committee.

      In discharging its role as the QLCC for the Company, the Committee shall have the authority to:

(i) receive reports of evidence of a material violation by the Company or any of its officers, directors, employees or agents, of an applicable U.S. federal or state securities law, a material breach of a fiduciary duty arising under U.S. federal or state law, or similar material violation of any U.S. federal or state law;

(ii) inform the Company’s chief financial officer, acting as the chief legal officer, and chief executive officer (or the equivalents thereof) of any report of evidence of a material violation;

(iii) determine whether an investigation is necessary, and if so, to notify the Board of Directors, initiate an investigation, and retain additional expert personnel as necessary;

(iv) at the conclusion of any such investigation, recommend implementation of an “appropriate response” (as defined by rule or regulation of the SEC) and inform the chief financial officer, acting as the chief legal officer, and chief executive officer of the results of such investigation and the appropriate remedial measures to be adopted; and

(v) to take all other appropriate action, including notifying the SEC if the Company fails to implement an appropriate response recommended by the Committee.

      The Committee shall review the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board.

Membership

      The Committee shall be comprised of not fewer than three members of the Board, each of whom shall be an “independent director” as determined by the applicable rules of the New York Stock Exchange and the SEC.

      Accordingly, all of the members shall be directors:

•	who are not officers of the Company and who have no relationship to the Company that may interfere with the exercise of their independent judgment;

•	who do not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, other than in the member’s capacity as a director or committee member of the Company; and

•	who are financially literate or who shall become financially literate within a reasonable period of time after appointment to the Committee.

In addition, at least one member of the Committee shall have accounting or related financial management expertise.

Meetings

      The Committee shall meet at least two times annually, and more frequently if circumstances dictate. The Committee chair shall meet at least quarterly with management and the independent auditors, and with the internal auditors as necessary, in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

Key Responsibilities

      The Committee’s role is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. The Committee recognizes that financial management, including any internal audit staff, as well as the outside auditors, have more time, more knowledge and more detailed information regarding the Company than do Committee members. Furthermore, it is recognized that the members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. Consequently, in carrying out its oversight responsibilities, the Committee shall not be deemed to provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditors’ work.

      The outside auditors for the Company are ultimately accountable to the Committee. The Committee has the ultimate authority and responsibility to appoint, compensate, retain and oversee the work of the outside auditors (subject, if applicable to stockholder ratification). The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the outside auditors and any advisors engaged by the Committee, as well as for the ordinary administrative expenses of the Committee.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide, with the understanding that the Committee may diverge from this guide as it deems appropriate given the circumstances.

      With respect to the Company’s Financial Statements and Financial Reporting Process:

      The Committee shall:

1. Review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K) and shall review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”).

2. As a whole or through the Committee chair, review with the outside auditors the Company’s interim financial results to be included in the Company’s Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61. This review shall occur prior to the Company’s release of quarterly financial information and filing of the Form 10-Q.

3. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

4. In consultation with the independent auditors and the internal auditors, review the integrity of the financial reporting process, both internal and external.

5. Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied to its financial reporting.

6. Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditors.

7. Receive and discuss with management, the independent auditors and the internal auditors all reports regarding any significant changes to the Company’s accounting principles, practices, policies and controls.

8. Establish procedures (a) to receive, retain and treat complaints received by the Company or the Committee regarding accounting, internal accounting controls, or auditing matters, and (b) for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

      With respect to Internal Auditors and Internal Controls:

      The Committee shall:

1. Review activities, organizational structure, and qualifications of the internal auditing department.

2. Review on a continuing basis the adequacy of internal controls, including meeting periodically with management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure.

3. Review summaries of reports to management prepared by the internal auditors and management’s responses.

      With respect to the Independent Auditors:

      The Committee shall:

1. Appoint, compensate, retain, oversee and terminate the Company’s independent auditors (subject, if applicable, to stockholder ratification). Selection of the independent auditors shall occur at least annually, considering their independence, evaluation of their services, and compensation for audit and non-audit services.

2.	(A) Request from the outside auditors annually a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1;

(B) Discuss with the outside auditors any such disclosed relationship and their impact on the outside auditors’ objectivity and independence;

(C) Request from the outside auditors annually a formal written statement of the fees billed for each of the following categories of services rendered by the outsider auditors: (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service; and

(D) if applicable, consider whether the outside auditors’ provision of (i) information technology consulting services relating to financial information systems design and implementation and (ii) other non-audit services to the Company is compatible with maintaining the independence of the outside auditors.

3. Approve in advance all audit and permissible non-audit services to be provided by the independent auditors.

4. Discuss with the independent auditors the nature and scope of their annual audit and review their opinion and recommendations.

5. Review with the independent auditors any audit problems or difficulties and management’s response.

6. At least annually, obtain and review a report by the independent auditors describing: the accounting firm’s internal quality-control procedures; any material issues raise by the most recent internal quality-control review, or peer review, of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company.

      With respect to Ethical and Legal Compliance:

      The Committee shall:

1. Review, with company counsel, legal compliance matters including corporate securities trading policies.

2. Review, with company counsel, any legal matter that could have a significant impact on the financial statements.

3. Review and update periodically the Company’s Code of Ethics and Business Conduct and ensure that management has established a system to enforce this code.

4. Review management’s monitoring of compliance with the Code of Ethics and Business Conduct, and ensure that management has the proper review system in place to ensure that the financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy all applicable legal requirements.

5. Acting in its capacity as a QLCC, have and exercise the authority and responsibilities set forth on Exhibit A attached hereto.

EXHIBIT A

QUALIFIED LEGAL COMPLIANCE COMMITTEE

Procedures for Confidential Receipt,

Retention and Consideration of
Reports of Evidence of Material Violations

      The Committee having been duly constituted by resolution of the Board of Directors of the Company as a QLCC of the Company, shall adhere to and implement the following procedures for the confidential receipt, retention and consideration of any report (a “Report”) of evidence of a material violation of federal or state securities laws, a material breach of fiduciary duty or a similar material violation of any federal or state law (a “material violation”) pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 and Rule 3 of the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the Securities and Exchange Commission in the Representation of and Issuer (the “SPCA”).

Confidential Receipt

      1. The Committee directs the chief executive officer or the chief financial officer, acting as the chief legal officer, if any, of the Company to provide written notice to each attorney, whether employed or retained by the Company, appearing and practicing before the Commission (as defined in Rule 2 of the SPCA) in representing the Company, of the Committee’s adoption of these procedures for the confidential receipt of Reports, together with a copy of these procedures.

      2. Reports may be made to the Committee orally or in writing, by directing the same either to the Chairman of the Committee or to any independent legal counsel retained by the Committee or the independent directors of the Company.

      3. The Committee requests that any attorney making a Report specify, as part of that Report, the paragraph or provision of Rule 3 of the SPCA pursuant to which the attorney is making the Report.

      4. Except as set forth below, the Committee will hold all Reports in confidence and will not share a Report with persons other than any legal counsel retained by the independent directors of the Company or the Committee’s legal counsel and, if appropriate, Company counsel.

Consideration of Reports

      1. A meeting of the Committee will be convened as promptly as possible after it receives a Report.

      2. At that meeting, the Committee will consider the Report and will agree on an appropriate response, including the extent to which the Report will be shared with others.

      3. Except in the case of a Report made under Rule 3(b)(4) of the SPCA, the Committee may inform the chief executive officer and the chief financial officer, acting as the chief legal officer, if any, of the Company when it receives a Report.

      4. If the Committee determines that the Report merits an investigation, the Committee may:

•	notify the full Board of Directors of the Report and the anticipated investigation;

•	initiate an investigation, which may be conducted either by the counsel selected by the Committee (including Company counsel or counsel to the Committee) or by the chief financial officer, acting as the chief legal officer of the Company, if any; and,

•	retain additional experts, if it deems necessary.

      5. At the conclusion of any investigation, the Committee may:

•	recommend, by majority vote, that the Company implement an appropriate response to the Report; and,

•	inform the chief executive officer and chief financial officer, acting as the chief legal officer, if any, of the Company, and the Board, of the results of the investigation and the appropriate remedial measures to be adopted.

      6. The Committee may take all other appropriate action, including notifying the Securities and Exchange Commission if the Company fails, in any material respect, to implement the Committee’s recommended response.

Retention

      1. The Committee will retain any Report received in writing, and will reduce to writing any oral Report it receives.

      2. Acting by majority vote, take all other appropriate action, including notifying the SEC if necessary in the event the Company fails in any material respect to implement an appropriate response that the QLCC has recommended that the Company take.

APPENDIX B

SAGA COMMUNICATIONS, INC.

COMPENSATION COMMITTEE CHARTER

Organization

      There shall be a standing committee of the Board of Directors to be known as the Compensation Committee. The Committee shall consist of at least three members. Additionally, no director may serve on the Committee unless he or she is a “Non-Employee Director” as set forth in Rule 16b-3 of the Securities Exchange Act of 1934 and meets the definition of an “outside director” for purposes of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended. Members of the Committee shall be appointed annually by the Board of Directors at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as Chairman. The Committee shall hold meetings (in person or by telephone conference) as necessary, but at least two times per year. The Committee will meet from time to time in executive sessions without management participation.

      The Committee has the authority to retain and terminate, and shall have sole authority over any independent legal, financial or other advisors as it may consider necessary to carry out its responsibilities under this Charter, without conferring with or obtaining the approval of management or the full Board. This authority shall include the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of director, CEO or executive officer compensation. The Company will provide the Committee with sufficient funding to exercise its authority to retain any consultant or advisor.

      Except to the extent prohibited by NYSE rules and state law, the Committee may delegate its authority to subcommittees when it deems appropriate and in the best interests of the Company.

Statement of Policy

      The primary function of the Compensation Committee shall be to consider and make recommendations to the Board concerning the compensation programs, benefits and awards for all elected officers of the Company (including the Chief Executive Officer).

Responsibilities

      In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters:

1. Review annually and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider the following: (a) Company performance and relative stockholder return; (b) the value of similar incentive awards to CEOs at comparable companies; and (c) the awards given to the CEO in past years.

2. Consider and make recommendations to the Board regarding the selection and retention of all elected officers of the Company, and other key employees as appropriate.

3. Consider and make recommendations to the Board regarding salary structure, officer gradings within such structure, and salaries for elected officers.

B-1

4. Administer, interpret, make grants and awards, adopt rules and recommend to the Board amendments of the Company’s executive compensation programs, including the 1992 Stock Option Plan, the 1997 Non-Employee Stock Option Plan, the 2003 Employee Stock Option Plan, the Employee Stock Purchase Plan, the Deferred Compensation Plan, the Employee 401(k) Savings and Investment Plan, and the Endorsement Split Dollar Life Insurance Plan.

5. Consider and make recommendations to the Board concerning bonus awards, perquisites and other remuneration with respect to elected officers.

6. Consider and make recommendations to the Board concerning the total compensation package, and the structure and award formulae and calculation and performance targets for all incentive compensation programs for all elected officers and how these compare to peer companies and how they relate to the Company’s performance when compared to such peer companies.

7. Prepare the annual proxy compensation committee report and review and approve other proxy compensation disclosures.

8. Oversee selection of outside consultants to review the Company’s executive compensation program as appropriate: to meet privately with such consultants without management present if desired; and to retain independent outside consultants on behalf of the Board in certain circumstances as needed.

9. Review and make recommendations to the Board concerning executive management succession.

10. Review the Company’s compensation programs annually to ensure the attraction and retention of qualified executive officers, motivate executive officers to achieve the Company’s business objectives, and to align the interests of key executive officers with the long-term interests of Company shareholders.

11. Review current director compensation and recommend to the Board appropriate director compensation based on such review and such other factors as the Committee deems appropriate and in the best interests of the Company. The Committee shall determine any long-term incentive compensation component of director compensation by considering the Company’s performance, the value of similar incentive awards to directors at comparable companies, the awards given to directors in past years and such other factors as the Committee deems appropriate and in the best interests of the Company.

B-2

[SAGA LOGO]

C/O EQUISERVE TRUST COMPANY, N.A.	THIS IS YOUR PROXY.
P.O. BOX 8694	YOUR VOTE IS IMPORTANT.
EDISON, NJ 08818-8694

[VOTER CONTROL NUMBER]

Your vote is important. Please vote immediately.

Vote-by-Internet [Computer Graphic]		Vote-by-Telephone [Phone Graphic]
Log on to the Internet and go to	OR	Call toll-free
http://www.eproxyvote.com/sga		1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL PROPOSALS.

1.	ELECTION OF DIRECTORS:
	Nominees:	(01) Jonathan Firestone, (02) Brian W. Brady, (03) Edward K. Christian, (04) Donald J. Alt, (05) Robert J. Maccini, (06) Gary Stevens

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES

☐
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name above.

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Signature:	Date:

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.

On March 3, 2004, the Company reported net income of $13.9 million, net revenue of $121.3 million, operating income of $28.6 million and station operating income (net operating revenue less station operating expense) of $42.0 million for the year ended December 31, 2003.

DETACH HERE

PROXY

SAGA COMMUNICATIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 10, 2004, or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

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